EXHIBIT 99

Contact:	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

International Bancshares Corporation Extends its Stock Repurchase Program

Laredo, Texas—(BUSINESS WIRE)—November 29, 2005—International Bancshares Corporation (NASDAQ:IBOC) announced that on November 17, 2005, its board of directors extended the termination date on its stock repurchase program.  The Company is now authorized to conduct stock repurchases through December 2006, compared to the prior program termination date of December 2005.  Under the program, the Company is authorized to repurchase up to $195,973,000 of its common stock.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.  As of October 31, 2005, a total of 3,974,327 shares had been repurchased under this program at a total cost of approximately $154.2 million, which shares are now reflected as 10,845,024 shares of treasury stock as adjusted for stock dividends.  The Company currently has invested approximately $175.2 million in treasury shares, which amount has been accumulated since the inception of the Company.

IBC is a $10.3 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 200 facilities and over 300 ATMs serving more than 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.